UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 2)*

RENESOLA LTD-ADR
(Name of Issuer)

Common Stock
(Title of Class of Securities)

75971T103
(CUSIP Number)

December 31, 2018
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

Rule 13d-1(b)

*The remainder of this cover page shall be filled out for a reporting person initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


1. Names of Reporting Persons.

SHAH CAPITAL MANAGEMENT, INC. (SCM)

2. Check the Appropriate Box if a Member of a Group
(a)
(b)

3. SEC Use Only

4. Citizenship or Place of Organization

State of North Carolina


Number of Shares   Beneficially Owned by Each Reporting Person With:

5. Sole Voting Power

0


6. Shared Voting Power

3,564,888


7. Sole Dispositive Power

0

8. Shared Dispositive Power

3,564,888

9.  Aggregate Amount Beneficially Owned by Each Reporting Person

3,564,888

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

11.  Percent of Class Represented by Amount in Row (9)

9.36%

12.  Type of Reporting Person

IA


1. Names of Reporting Persons.

SHAH CAPITAL OPPORTUNITY FUND LP

2. Check the Appropriate Box if a Member of a Group
(a)
(b)

3. SEC Use Only

4. Citizenship or Place of Organization

State of Delaware


Number of Shares Beneficially Owned by Each Reporting Person With:

5. Sole Voting Power

0


6. Shared Voting Power

2,946,400


7. Sole Dispositive Power
0

8. Shared Dispositive Power

2,946,400

9.  Aggregate Amount Beneficially Owned by Each Reporting Person

2,946,400

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

11.  Percent of Class Represented by Amount in Row (9)

7.74%

12.  Type of Reporting Person

PN

1. Names of Reporting Persons.

HIMANSHU H. SHAH

2. Check the Appropriate Box if a Member of a Group
(a)
(b)

3. SEC Use Only

4. Citizenship or Place of Organization

UNITED STATES


Number of Shares Beneficially Owned by Each Reporting Person With:

5. Sole Voting Power

80,241


6. Shared Voting Power

3,645,129


7. Sole Dispositive Power

80,241

8. Shared Dispositive Power

3,645,129

9.  Aggregate Amount Beneficially Owned by Each Reporting Person

3,645,129

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

11.  Percent of Class Represented by Amount in Row (9)

9.58%

12.  Type of Reporting Person

IN

ITEM 1.

(a) Name of Issuer:

RENESOLA LTD-ADR

(b) Address of Issuer's Principal Executive Offices:
No. 8 Baoqun Road
Yaozhuang County, Jiashan Town
Zhejiang Province 314117
People's Republic of China

ITEM 2.

(a) Name of Person Filing:
SHAH CAPITAL MANAGEMENT
SHAH CAPITAL OPPORTUNITY FUND LP
HIMANSHU H. SHAH

(b) Address of Principal Business Office, or if None, Residence:
For all persons filing:

8601 Six Forks Road, Ste. 630
Raleigh, NC 27615

(c) Citizenship:
Shah Capital Management is a North Carolina registered corporation Shah Capital Opportunity Fund LP is a Delaware Limited Partnership Himanshu H. Shah is a United States citizen

(d) Title of Class of Securities:

Common Stock

(e) CUSIP Number:

75971T103

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13d-1(b)
OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(e) An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E)

ITEM 4. OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
Item 1.
(a) Amount beneficially owned:
(b) Percent of class:

(c) Number of shares as to which such person has:
(i) Sole power to vote or to direct the vote
(ii) Shared power to vote or to direct the vote

(iii) Sole power to dispose or to direct the disposition of
(iv) Shared power to dispose or to direct the disposition of


      SCM          Shah Capital Opportunity 	Himanshu
		   Fund LP
(a)   3,564,888    2,946,400			3,645,129
(b)   9.36%	   7.74%			9.58%
(i)   NA	   NA				80,241
(ii)  3,564,888	   2,946,400			3,645,129
(iii) NA	   NA				80,241
(iv)  3,564,888	   2,946,400			3,645,129


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

Not applicable

ITEM 10. CERTIFICATIONS.

By signing below I certify that, to the best of my knowledge and belief the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 2, 2019

Signature: Himanshu H. Shah/Sd
Name/Title: Himanshu H. Shah, President & CIO